Exhibit 99.1

Integrity Financial Corp. Third Quarter Earnings Release

[ PR Newswire · 2004-10-28 ]

HICKORY, N.C., Oct. 28 /PRNewswire-FirstCall/ — Integrity Financial Corporation (Nasdaq: IFCB), a financial services holding company doing business under the bank names of Catawba Valley Bank, Hickory, North Carolina and First Gaston Bank, Gastonia, North Carolina announced third quarter earnings of $1,396,770 or $0.30 per share. This compares to $1,161,113 or $0.23 per share for the comparable period in 2003, a 20 percent increase.

For the nine months ending September 30, 2004, the holding company’s earnings were $3,841,184 or $0.83 per share compared to the nine month earnings from the comparable period in 2003 of $3,693,132 or $0.76 per share a 4 percent increase.

The Company’s assets grew from $629.7 million at December 31, 2003 to $675.1 million at September 30, 2004, an increase of 7.21 percent. Loans increased from $463.4 million to $499.7 or 7.83 percent for the period, while deposits grew 9.01 percent from $498.0 to $542.8 million at September 30, 2004.

President and CEO, R. Steve Aaron attributes the increased earnings to the opening of three branches in key locations, asset growth combined with improved interest margins and efficiencies gained from centralizing back office departments.

Questions about this release can be directed to Susan Mikels at (828) 315-6202.